EXHIBIT 10.6

License Agreement Amendment Number 2

This license agreement amendment number 2 (“Amendment Number 2”), effective as of May 2, 2012 (“Effective Date”), amends the License Agreement dated November 10, 2008, as amended November 18, 2011 (collectively, the “Current Agreement”) by and between RAPTOR THERAPEUTICS INC., having its principal place of business at 9 Commercial Blvd., Suite 200, Novato, CA 94949 (hereinafter referred to as “Licensor”), formerly known as TorreyPines Therapeutics, Inc.; and QR PHARMA, INC., having its principal place of business at 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312 (hereinafter referred to as “Licensee”)..

WHEREAS, the Current Agreement grants to Licensee a license to certain intellectual property rights co-owned by Licensor and the Public Health Service (“PHS”), subject to any applicable provisions under the PHS Agreement;

Whereas, the Parties desire to amend the Current Agreement to provide as set forth in this Amendment Number 2; and·

Whereas, the Current Agreement, as amended hereby, is hereinafter referred to as “this Agreement.”

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Unless otherwise defined herein, capitalized terms shall be given the meaning assigned in the Agreement.

1.                                      The following shall be deleted and replaced in their entirety as follows:

1.11                        “Field” shall mean all fields.

2.                                      Section 1.9, “Excluded Field” and Section 1.34 “Research Field” shall be deleted in their entirety.

3.                                      Section 2.1 shall be deleted and replaced in its entirety as follows:

2.1                               License Grant. Subject to the terms and conditions of this Agreement, and subject to the retained rights and other rights of the government under sections 2.2 and 2.6 and under the PHS Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, with the right to grant sublicenses, under the Patent Rights, the Licensor Know-How and PHS Patent Rights to use, store, import, export, transport, Manufacture or have Manufactured Licensed Compounds in the Territory in the Field and to Develop, Manufacture and Commercialize Licensed Products in the Territory in the Field during the Term. Subject to the terms and conditions of this Agreement, Licensor hereby also grants to Licensee an exclusive (even as to Licensor), royalty-free right and license in the Territory, with the right to grant sublicenses as part of any sublicense of rights granted with respect to Licensed Products, to use the Licensed Trademarks in connection with using, selling and offering for sale Licensed Products in the Territory in the Field during the Term.

4.                                      Section 2.2 shall be deleted and replaced in its entirety as follows:

2.2                               No Other Licenses; Retained Rights. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license and other rights that are expressly granted under this Agreement. Subject to the license granted to Licensee pursuant to Section 2.1, Licensor has, and shall retain all right, title and interest in an to, the Patent Rights and Licensor Know-How. Notwithstanding anything in this Agreement to the contrary, Licensee agrees and understands that the PHS Patent Rights sublicensed under this Agreement are pursuant to the PHS Agreement, including but not limited to PHS’ reservation of rights under Article 3 of the PHS Agreement, and are at all times subject to the terms and conditions of the PHS Agreement, as may be amended from time to time after the Effective Date. Without limiting the foregoing,

Licensee agrees to grant such licenses or cause its sublicensee(s) to grant such licenses that PHS requires under Article 3 of the PHS Agreement.

5.                                      Article 4 shall be deleted and replaced in its entirety as follows:

4.1                               Manufacturing Responsibility. Licensee shall be responsible for the Manufacture of the Licensed Compounds and/or Licensed Products for use by Licensee, its Affiliates, and its sublicensees in the Field in the Territory. The Manufacture of Licensed Compounds and/or Licensed Products embodying the PHS Patent Rights, or produced through use of the PHS Patent Rights, shall be subject to Sections 2.6 and 13.5 of this Agreement and to the PHS Agreement (including but not limited to section 11.1 of the PHS Agreement}, which requires that products embodying PHS Patent Rights, or produced through use of PHS Patent Rights, shall be manufactured substantially in the United States unless a waiver is granted by PHS.

4.2                               Transfer of Manufacturing Technology. As soon as reasonably practicable after the Effective Date, Licensor shall provide or cause to be provided to Licensee, or a third party manufacturer designated by Licensee, that information within the Licensor Know-How as of the Effective Date that is necessary or useful to enable Licensee or such third party manufacturer (as appropriate) to Manufacture Licensed Compounds as of the Effective Date. The Manufacture of Licensed Compounds and/or Licensed Products embodying the PHS Patent Rights, or produced through use of the PHS Patent Rights, shall be subject to Sections 2.6 and 13.5 of the Agreement and the PHS Agreement (including but not limited to section 11.1 of the PHS Agreement), which requires that products embodying PHS Patent Rights, or produced through use of PHS Patent Rights, shall be manufactured substantially in the United States unless a waiver is granted by PHS.

6                                         Section 5.6 shall be deleted and replaced in its entirety as follows:

5.6                               Minimum Annual Payment. No later than November 30 of each Calendar Year commencing in 2009 and continuing through 2011, Licensee shall pay to Licensor a non-refundable minimum annual payment of $40,000 less any amounts previously paid pursuant to Section 5.3 or 5.4 during such Calendar Year. No later than November 30 of each Calendar Year commencing in 2012, Licensee shall pay to Licensor a non-refundable minimum annual payment of $46,000 less any amounts previously paid pursuant to Section 5.3 or 5.4 during such Calendar Year. Each such payment shall be credited against royalties and the Buy Out Payment, if any, for that Calendar Year. Notwithstanding anything to the contrary set forth above, until such time, from and after January 1, 2012, as Licensee shall raise equity financing of at least $2 million in new cash, payment of all amounts payable pursuant to this Section 5.6 may be deferred by Licensee.

7.                                      Notwithstanding anything to the contrary set forth in this Amendment Number 2 or in the Agreement, Licensor makes no representation under Sections 9.2(b) and 9.3 of the Agreement as to the grant of rights as of the Effective Date in the field of human chemical and bioterrorism defense or in the Republic of Korea.

Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

The Parties execute this valid and binding Amendment Number 2 as of the Effective Date in one or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument.

RAPTOR THERAPEUTICS INC.	QR PHARMA, INC.

/s/ Kim R. Tsuchimoto	/s/ Maria Maccecchini
Name	Name
CFO	President & CEO
Title	Title
5/2/12	5-2-2012
Date	Date